Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                  News Release
FairPoint Communications Contact:
Angelynne Beaudry
207-210-3079
aamores@fairpoint.com

FairPoint Announces Appointment of Bruce Metge as
Chief Legal Officer

Charlotte, N.C. (September 6, 2016) - FairPoint Communications, Inc. (Nasdaq: FRP), a leading provider of advanced communications technology, today announced the appointment of Bruce F. Metge as Executive Vice President and Chief Legal Officer.

Metge brings to FairPoint more than 35 years of legal experience having served as General Counsel for several public and private companies and in private practice. He most recently served as General Counsel for Hillcrest Laboratories, Inc., a firm specializing in complex motion sensing software used throughout the world in television monitors, virtual reality and telecommunication devices.

“Bruce brings practical experience combined with outstanding legal acumen that will help us achieve our strategic objectives,” said Chief Executive Officer Paul Sunu. “We welcome him to FairPoint, and I am confident that his experience and thoughtful leadership will enhance our executive leadership team.”

Prior to Hillcrest, Metge worked as General Counsel and Chief Compliance Officer for Catalyst Health Solutions, Inc., a publically traded administrator of the prescription drug component of overall health benefit programs, and previous to that he was a Partner at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

He has a bachelor’s degree in Public Policy from Duke University and a JD from Northwestern University School of Law. He has bar memberships in the District of Columbia, Illinois and Massachusetts.

About FairPoint Communications, Inc. FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network - with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

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